Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
Email: lpkromidas@olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

Rupp to retire as Olin Chairman, CEO Fischer elected to succeed

Clayton, MO, February 27, 2017 - Today, Olin Corporation (NYSE: OLN) announced that Joseph D. Rupp will retire on April 27, 2017 as Chairman of the Olin Board of Directors after 45 years with the company. Olin President and Chief Executive Officer John E. Fischer will become Chairman, President and Chief Executive Officer effective the same day.

Under Rupp’s leadership, Olin accelerated its business transformation, becoming the world’s leading chlor alkali company, the leading producer of membrane grade caustic soda, epoxy materials, chlorinated organics, chlorine, industrial bleach and on purpose hydrochloric acid, and a leading U.S. manufacturer of small caliber ammunition. During his tenure as Chairman, Olin made several value-creating acquisitions and delivered growth and record financial performance.

“On behalf of Olin’s Board of Directors, we want to recognize Joe’s outstanding leadership and strategic vision in guiding Olin through one of the most important impactful time periods in its 125-year history,” said Richard Rompala, Olin’s independent lead director. “Joe’s leadership has transformed Olin and set the company on a solid path for future growth and success. We thank him for his many contributions and wish him the very best.”

Rupp, 66, served as Chairman since May 2016, Chairman and Chief Executive Officer from 2015-2016, Chairman, President and Chief Executive Officer from 2005-2014, and President and Chief Executive Officer from 2002-2005.

Fischer, 61, has served as President and Chief Executive Officer since May 2016 and President and Chief Operating Officer since 2014. He was Olin’s Chief Financial Officer from 2005-2014.  During his 32 years with Olin, he has served in a variety of key business and functional leadership roles in the United States. In addition to his prior financial and information technology responsibilities, Mr. Fischer led Olin’s strategic planning and the integration of the acquired businesses from The Dow Chemical Company into Olin.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition.  The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid.  Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

2017-05